UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2025

MOBILE INFRASTRUCTURE CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	001-40415	32-0777356
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 W. 4th Street Cincinnati, Ohio	45202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 834-5110

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	BEEP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

b)

On June 18, 2025, Mobile Infrastructure Corporation (the “Company”) issued a press release (the “Press Release”) announcing that Manuel Chavez, III, the Company’s Chief Executive Officer, will transition from Chief Executive Officer to Executive Chairman of the Board of Directors (the “Board”), effective August 1, 2025 (the “Effective Date”).

c)

On June 18, 2025, the Company announced that its Board appointed Stephanie Hogue, the Company’s President, as Chief Executive Officer effective as of the Effective Date. Following the Effective Date, Ms. Hogue will continue to serve as President of the Company and as a member of the Board.

Ms. Hogue, age 46, has served as President of the Company and a member of the Board since August 2021, Corporate Secretary since October 2021, Interim Chief Financial Officer from November 2021 to August 2022, Chief Financial Officer from August 2022 to May 2024 and Treasurer since August 2023. Ms. Hogue has been a member of the board of directors of Cintrifuse, an ecosystem and fund to support the Cincinnati start up community, since August 2022. Ms. Hogue has been a managing partner of Bombe Asset Management, LLC since 2020. From 2017 to 2020, Ms. Hogue was a managing director and New York branch manager at PricewaterhouseCoopers Corporate Finance LLC, a firm specializing in advising domestic and international clients on global divestures and acquisitions, and from 2010 to 2017, Ms. Hogue was a director at PricewaterhouseCoopers Corporate Finance LLC. Ms. Hogue currently serves on the board of governors of Public Media Connect, Inc., a non-profit organization that owns southwest Ohio’s largest Public Broadcasting Service member television stations, and is a director of the Indian Hill Club, a private golf club. Ms. Hogue holds a B.A. from Miami University and an MBA from the University of Rochester’s Simon Graduate School of Business.

There is no arrangement or understanding between Ms. Hogue and any other person(s) pursuant to which she was appointed to serve as Chief Executive Officer, and Ms. Hogue does not have any family relationships with any of the officers or directors of the Company. Ms. Hogue has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 18, 2025, the Company held its 2025 annual meeting of stockholders (the “2025 Annual Meeting”). At the 2025 Annual Meeting, the stockholders of the Company elected six (6) nominees as directors of the Company, each to hold office until the 2026 annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal. The voting results for the proposal were as follows.

Proposal – Election of Directors

At the 2025 Annual Meeting, the Company’s stockholders elected the six (6) nominees listed below to serve on the board of directors of the Company, each to hold office until the 2026 annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal.

	Votes FOR	Votes WITHHELD
Manuel Chavez, III	29,791,173	218,252
Stephanie Hogue	29,772,210	237,215
David Garfinkle	29,809,045	200,380
Danica Holley	29,773,964	235,461
Damon Jones	29,409,541	599,884
Jeffrey B. Osher	29,311,299	698,126

Item 7.01. Regulation FD Disclosure.

On June 18, 2025, the Company issued the Press Release announcing the changes in its executive leadership. A copy of the Press Release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01. Other Events.

Formation of Investment Committee

On June 18, 2025, the Board approved the formation of the Investment Committee of the Board (the “Investment Committee”) and appointed Mr. Chavez to serve as the Chair of the Investment Committee.

Payment of Preferred Stock Dividends

On June 18, 2025, the Board authorized and the Company declared the payment of monthly dividends on (i) the shares of Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), of the Company, which will be paid at a rate of $4.791 per share on or about July 14, 2025 (the “Payment Date”) and (ii) the shares of Series 1 Preferred Stock, par value $0.0001 per share (the “Series 1 Preferred Stock”), of the Company, which will be paid at a rate of $4.583 per share on or about the Payment Date (collectively, the “June Dividend”). The June Dividend will be payable to the respective holders of record of the Series A Preferred Stock and the Series 1 Preferred Stock as of the close of business on June 29, 2025 and June 24, 2025, respectively.

The declaration and payment of future dividends is subject to the Board’s discretion and will be determined by the Board based on the Company’s financial condition, applicable law and such other considerations as the Board deems relevant.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release, dated June 18, 2025

104	Cover Page Interactive Data file (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBILE INFRASTRUCTURE CORPORATION

Date: June 20, 2025	By:	/s/ Stephanie Hogue
	Name:	Stephanie Hogue
	Title:	President